As filed with the Securities and Exchange Commission on January 28, 2026

Registration No. 333-239400

Registration No. 333-255048

Registration No. 333-263469

Registration No. 333-270170

Registration No. 333-272269

Registration No. 333-277451

Registration No. 333-279721

Registration No. 333-285493

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239400

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255048

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263469

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270170

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272269

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277451

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279721

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285493

UNDER

THE SECURITIES ACT OF 1933

REPARE THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Québec	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7171 Frederick-Banting, Building 2, Suite 270 St-Laurent, Québec, Canada	H4S 1Z9
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Option Plan

Repare Therapeutics 2020 Equity Incentive Plan

Repare Therapeutics 2020 Employee Share Purchase Plan

New Hire Inducement Stock Option Grant

Repare Therapeutics Inc. 2024 Inducement Plan

(Full title of the plans)

Steve Forte

President

Repare Therapeutics Inc.

1 Broadway, 15th Floor

Cambridge, MA 02142

+1 857 412 7018

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Courtney T. Thorne Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116 (617) 937-2300	Robert Carelli Jeremy Sculnick Stikeman Elliott LLP 1155 René-Lévesque Blvd. West 41st Floor Montréal, Québec, Canada H3B 3V2 (514) 397-3222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by Repare Therapeutics Inc., a corporation governed by the Business Corporations Act (Québec) (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•

Registration statement on Form S-8 (File No. 333-239400), filed with the SEC on June 24, 2020, registering 7,734,448 common shares of the Company (“Common Shares”) in connection with the Company’s 2020 Equity Incentive Plan (the “2020 EIP”), the Company’s 2020 Employee Share Purchase Plan (the “2020 ESPP”) and the Company’s Amended and Restated Option Plan (the “Option Plan”).

•	Registration statement on Form S-8 (File No. 333-255048), filed with the SEC on April 6, 2021, registering 2,214,175 Common Shares in connection with the Company’s 2020 EIP and 2020 ESPP.

•	Registration statement on Form S-8 (File No. 333-263469), filed with the SEC on March 11, 2022, registering 2,511,009 Common Shares in connection with the Company’s 2020 EIP and 2020 ESPP.

•	Registration statement on Form S-8 (File No. 333-270170), filed with the SEC on March 1, 2023, registering 2,522,170 Common Shares in connection with the Company’s 2020 EIP and 2020 ESPP.

•

Registration statement on Form S-8 (File No. 333-272269), filed with the SEC on May 30, 2023, registering 240,000 Common Shares in connection with a new hire inducement stock option grant outside of the 2020 EIP.

•	Registration statement on Form S-8 (File No. 333-277451), filed with the SEC on February 28, 2024, registering 2,530,562 Common Shares in connection with the Company’s 2020 EIP and 2020 ESPP.

•

Registration statement on Form S-8 (File No. 333-279721), filed with the SEC on May 24, 2024, registering 350,000 Common Shares in connection with the Company’s 2024 Inducement Plan (the “Inducement Plan”).

•	Registration statement on Form S-8 (File No. 333-285493), filed with the SEC on March 3, 2025, registering 2,550,642 Common Shares in connection with the Company’s 2020 EIP and 2020 ESPP.

On November 14, 2025, the Company entered into an Arrangement Agreement (the “Agreement”) with XenoTherapeutics, Inc., a Massachusetts non-profit corporation (“Xeno”), Xeno Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Xeno (“Purchaser”), and solely for purposes of Section 9.15 thereof, XOMA Royalty Corporation, a Nevada corporation. Pursuant to the Agreement, on January 28, 2026, Purchaser acquired all of the issued and outstanding Common Shares in exchange for a cash payment per Common Share of approximately US$2.20, which was calculated in accordance with the Agreement (the “Transaction”). In addition, each holder of Common Shares also received one non-transferable contingent value right for each Common Share, which shall represent the right to receive a pro rata portion of potential cash payments.

As a result of the Transaction, effective January 28, 2026, all offerings of the Company’s securities pursuant to the Registration Statements have been terminated by the Company. These post-effective amendments remove from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Canada, on January 28, 2026. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

REPARE THERAPEUTICS INC.

By:	/s/ Steve Forte
Steve Forte
President, Chief Executive Officer and Chief Financial Officer